Exhibit 99.1
TECHNE CORPORATION ANNOUNCES ACQUISITION
Minneapolis/May 3, 2011/—Techne Corporation (NASDAQ: TECH) (Techne) announced today that it has acquired 100% ownership of Tocris Holdings Limited and subsidiaries (Tocris), a leading supplier of reagents for non-clinical life science research. Tocris’ products are used in both in-vitro and in-vivo experiments, to understand biological processes and diseases. The business is focused on making biologically active neuro- and bio-chemicals which are used by researchers to elucidate biological processes and pathways. The products are used in life-science research activities and as part of the initial drug discovery process.
Techne, through its subsidiaries, R&D Systems, Inc. and R&D Systems Europe, Ltd., is a leading developer, manufacturer and distributor of purified cytokines (proteins), antibodies and assay kits which are sold to biomedical researchers and clinical research laboratories.
Tocris is a Bristol, UK based company with origins deriving from Tocris Neuramin and Cookson Chemical which were founded in 1982 and 1985, respectively. Tocris currently offers over 2,900 chemical, peptide and antibody products. The principal end users are non-clinical laboratory based researchers, working in areas such as neuroscience, cardiovascular disease, endocrinology and cellular processes. Originally a supplier of small molecules, Tocris has successfully pursued a strategy of extending its product range into related market segments such as signal transduction. The products sold by Tocris are used in various research fields including cancer, cardiovascular disease, endocrinology, immunology, metabolic diseases, neurological diseases, pain and inflammation, and respiratory diseases. From a cellular process perspective, Tocris products are used to study angiogenesis, apoptosis, cell cycle, cell metabolism, cellular skeleton and motor proteins, extracellular matrix, adhesion molecules, signal transduction and stem cells. Tocris reagents are also used from a pharmacological perspective to study ion channels, 7-TM receptors, nuclear receptors, enzyme-linked receptors, transporter molecules and enzymes.
Tocris products have traditionally been chemically-based small compounds, sold in highly purified forms and with agonistic or antagonistic properties in a variety of biological processes. R&D Systems products are biologically active reagents used in life science experimentation with very well defined properties. The addition of Tocris products to the R&D Systems product line will allow our customers to have access to the broadest range of compounds and biological reagents to meet their life science research needs. The combined chemical and biological reagents portfolio of the two companies will provide new tools which can be used in solving the complexity of important biological pathways and glean knowledge which may lead to a fuller understanding of biological processes and ultimately the development of novel strategies to address different pathologies.

Tocris has a strong track record of profitable, cash generative growth with calendar 2010 revenues of approximately £11.7 million ($18.2 million). Its Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was approximately £7.4 million ($11.4 million) in calendar 2010 for an EBITDA margin of approximately 63%.
Tocris was acquired for £75 million (approximately $124 million) in cash. The acquisition should increase Techne’s fourth quarter fiscal year 2011 sales by approximately $3.5 million. The acquisition is expected to be slightly dilutive to Techne’s fourth quarter fiscal 2011 and fiscal year 2012 net earnings, due to the impact of acquisition accounting related to the step-up in basis for acquired inventories and the amortization of intangibles. However, the purchase price allocation of the acquisition has not been completed and, therefore, it is not currently possible to predict the impact that the acquisition will have on fourth quarter fiscal 2011 or fiscal 2012 earnings per share.
Tom Oland, President and CEO of Techne, said “Tocris has a business model which mirrors that of R&D Systems with comparable financial metrics. Its strong market position has been earned through the development of a well-respected brand, a diverse and high-quality product line, an innovative product development pipeline and excellent service. The acquisition will enhance and supplement the depth and breadth of R&D Systems’ product offering and will augment our ability to serve research scientists, as well as leverage our marketing, sales and distribution capabilities with this important product class.”
Tocris Chief Executive Officer, Laurence Ede, added “Strategically, the fit is excellent, as both Tocris and R&D Systems have many customers in common and yet our product ranges are entirely complementary. Consequently, the combined business will represent far more of a one-stop-shop for life scientists and be ideally placed to compete in the global market. In addition, there are many similarities of culture between the two companies, not least a commitment in both cases to providing novel products and services of the highest quality.”
Mr. Ede and the management team and employees of Tocris will continue its product development, marketing and sales activities from Bristol, U.K. They will also coordinate with R&D Systems and its related European and Chinese entities to expanded product distribution into the world-wide market.
The investment banking advisors to Tocris were Momentum Corporate Finance LLP.

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements, including those relating to (i) the expected impact of the acquisition on Techne’s sales and net earnings, and (ii) the expected benefits of the acquisition on Techne’s business and operations, involve risks and uncertainties that may affect actual results. The following important factors, among others, have affected and, in the future, could affect the Company’s actual results: the integration of Tocris into the Techne group of companies, the actual financial results of Tocris, the purchase price allocation of the acquisition, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.
For additional information concerning such factors, see the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.
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Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has three subsidiaries, BiosPacific, Inc. (BiosPacific) located in Emeryville, California, Boston Biochem, Inc. (Boston Biochem) located in Cambridge, Massachusetts and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. Boston Biochem is a leading developer of innovative ubiquitin-related research products. R&D China and R&D Europe distribute biotechnology products.
Contact:
Greg Melsen, Chief Financial Officer
Kathy Backes, Controller
(612) 379-8854